Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 19, 2014, by and among Cobb H. Sadler, Edward T. Shadek, Robert Ellsworth, Alex Mashinsky and Richard A. Karp (each a “Party” and, collectively, the “Parties” or “Novatel Shareholders for Change”).

WHEREAS, certain of the Parties are stockholders, direct or beneficial, of Novatel Wireless, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Parties wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2014 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2014 Annual Meeting”), (ii) taking all other action necessary to achieve the foregoing and (iii) taking any other actions Novatel Shareholders for Change determines to undertake in connection with their respective investment in the Company.

NOW, IT IS AGREED, by the Parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of Novatel Shareholders for Change shall be responsible for the accuracy and completeness of his own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other member, unless such member has actual knowledge that such information is inaccurate.

2.           So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company, or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership, provided, however, that each Party agrees not to purchase or sell securities of the Company or otherwise increase or decrease his economic exposure to or beneficial ownership over the securities of the Company if he reasonably believes that, as a result of such action, Novatel Shareholders for Change or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, Form 3 or Form 4 with the Securities and Exchange Commission (the “SEC”)) without using his reasonable efforts to give the other members of Novatel Shareholders for Change at least 24 hours prior written notice; provided, further, that while this Agreement is in force, neither Party shall engage in any transactions in securities of the Company without the prior consent of the other Party.  For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.           Each of the undersigned agrees to form Novatel Shareholders for Change for the purposes of (i) seeking representation on the Board at the 2014 Annual Meeting, (ii) taking such other actions as the Parties agree are deemed advisable and (iii) taking all other action that the Parties agree are necessary, incidental or advisable to achieve the foregoing.

4.           Messrs. Shadek and Ellsworth shall have the right to pre-approve all expenses incurred in connection with Novatel Shareholders for Change’s activities set forth in Section 3 and agree to pay all such expenses equally among them.

5.           Any SEC filing, press release, communication to the Company or communication to other stockholders proposed to be made or issued by Novatel Shareholders for Change or any member of Novatel Shareholders for Change in connection with Novatel Shareholders for Change’s activities set forth in Section 3 shall be first approved by each of Messrs. Sadler, Shadek and Ellsworth.  Each Party shall have a reasonable opportunity to review and comment upon any such SEC filing, press release or communication, or any proposed agreement or negotiating position with respect to the Company.  The Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of Novatel Shareholders for Change concerning decisions to be made, actions to be taken or statements to be made in connection with Novatel Shareholders for Change’s activities.  The Parties further agree to work in good faith with respect to decisions relating to the content and timing of public or private communications and negotiating positions taken on behalf of Novatel Shareholders for Change.

6.           Each of the Parties hereto agrees to cooperate with the others in the preparation and filing of any SEC filing, press release, shareholder communication or other document or matter relating to Novatel Shareholders for Change’s investments in, and activities related to, the Company and its Securities.  Each of the Parties hereto acknowledges and agrees that time is of the essence in preparing and filing such documents, and each shall use his commercially reasonable efforts to cooperate with the other in the furnishing of data and information in order to facilitate the timely completion and filing of such documents.  It is contemplated that Olshan will assume principal responsibility for the preparation of initial drafts and the filing of such documents, subject to the prior review and approval of such documents by the Parties.

7.           The relationship of the Parties hereto shall be limited to carrying on the business of Novatel Shareholders for Change in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership.  Except as specifically provided in this Agreement, nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as he deems appropriate, in his sole discretion, provided that all such sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

10.           Any party hereto may terminate his obligations under this Agreement on 24 hours’ prior written notice to all other Parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

11.           Each Party acknowledges that Olshan shall act as counsel for both Novatel Shareholders for Change and each of Messrs. Shadek, Ellsworth, Sadler and Mashinsky relating to their respective investments in the Company.

12.           The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the Parties.

13. Each Party hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

/s/ Cobb H. Sadler
COBB H. SADLER

/s/ Edward T. Shadek
EDWARD T. SHADEK

/s/ Robert Ellsworth
ROBERT ELLSWORTH

/s/ Alex Mashinsky
ALEX MASHINSKY

/s/ Richard A. Karp
RICHARD A. KARP